As filed with the Securities and Exchange Commission on July 12, 2011
Registration No. 333-174004

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2
TO
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CAMBIUM LEARNING GROUP, INC.
(Exact name of Registrant as specified in its charter)

Delaware	2741	27-0587428
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation)	Classification code Number)	Identification Partner)
17855 North Dallas Parkway, Suite 400, Dallas, Texas
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

See Table of Additional Registrants Continued on the Next Page

Ronald Klausner
Chief Executive Officer
Cambium Learning Group, Inc.
17855 North Dallas Parkway, Suite 400
Dallas, Texas 75287
(214) 932-9500
(Name and address, including zip code, and telephone number, including area code, of agent for service)

With a copy of all communications to:

Steven E. Siesser, Esq.	Todd Buchardt, Esq.
Steven M. Skolnick, Esq.	General Counsel
Lowenstein Sandler PC	Cambium Learning Group, Inc.
1251 Avenue of the Americas	17855 North Dallas Parkway, Suite 400
New York, NY 10020	Dallas, TX 75287
(212) 262-6700	(214) 932-9500

Approximate date of commencement of proposed offer of securities to the public: As soon as practicable after the effective date of this registration statement.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 under the Securities Exchange Act of 1934:

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑	Smaller reporting company ☐
(Do not check if a smaller reporting company)

     If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
     Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐
     Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Each Class of	Amount to	Offering Price	Aggregate	Amount of
Securities to be Registered	be Registered	Per Note(1)	Offering Price(1)	Registration Fee(4)
9.75% Senior Secured Notes due 2017(2)	$175,000,000	100%	$175,000,000	$20,318
Guarantees of the 9.75% Senior Secured Notes due 2017(3)	—	—	—	—

(1)	Estimated solely for purposes of calculating the registration fee.

(2)	Calculated pursuant to Rule 457(f) under the Securities Act of 1933, as amended (the “Securities Act”).

(3)	Represents the guarantees of the 9.75% Senior Secured Notes due 2017, to be issued by the additional registrants. Pursuant to Rule 457(n) under the Securities Act of 1933, no registration fee is required with respect to the guarantees.

(4)	Previously paid.
          The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS(1)

Exact Name of Co-Registrant	State or Other Jurisdiction of	I.R.S. Employer
as Specified in its Charter	Incorporation or Organization	Identification No.
VSS-Cambium Holdings II Corp.	Delaware	38-3805237
VSS-Cambium Holdings, LLC	Delaware	20-8468097
VSS-Cambium Holdings IV, LLC	Delaware	N/A
Cambium Learning, Inc.	Delaware	45-0525540
Kurzweil/Intellitools, Inc.	Delaware	04-3554733
LAZEL, Inc.	Delaware	27-1609020
Cambium Education, Inc.	Colorado	84-0770709

(1)	The address and telephone number of the principal executive offices for each additional registrant is 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287, (214) 932-9500. The name, address and telephone number of the agent for service for each additional registrant is Ronald Klausner, Chief Executive Officer, Cambium Learning Group, Inc., 17855 North Dallas Parkway, Suite 400, Dallas, Texas 75287, (214) 932-9500. The Primary Standard Industrial Classification Code Number for each additional registrant is 2741.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20. Indemnification of Directors and Officers.
          Cambium Learning Group, Inc. (the “Registrant”) is incorporated under the laws of the State of Delaware. Pursuant to the Delaware General Corporation Law (the “DGCL”), a corporation may indemnify any person in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than a derivative action by or in the right of such corporation) who is or was a director, officer, employee or agent of such corporation, or serving at the request of such corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, if such person acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of such corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
          The DGCL also permits indemnification by a corporation under similar circumstances for expenses (including attorneys’ fees) actually and reasonably incurred by such persons in connection with the defense or settlement of a derivative action or suit, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to such corporation unless the Delaware Court of Chancery (or the court in which such action or suit was brought) shall determine upon application that such person is fairly and reasonably entitled to indemnity for such expenses that such court may deem proper.
          To the extent a director, officer, employee or agent is successful in the defense of such an action, suit or proceeding, the corporation is required by the DGCL to indemnify such person for actual and reasonable expenses incurred thereby. Expenses (including attorneys’ fees) incurred by such persons in defending any action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it is ultimately determined that such person is not entitled to be so indemnified.
          The DGCL provides that the indemnification described above shall not be deemed exclusive of other indemnification that may be granted by a corporation pursuant to its bylaws, disinterested directors’ vote, stockholders’ vote, agreement or otherwise. The DGCL also provides corporations with the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation in a similar capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify him or her against such liability as described above.
          The Registrant’s certificate of incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except, if required by the DGCL, for liability (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL, or (4) for any transaction from which the director derived an improper personal benefit. Neither the amendment nor repeal of such provision shall eliminate or reduce the effect of such provision in respect of any matter occurring, or any cause of action, suit or claim that, but for such provision, would accrue or arise prior to such amendment or repeal.
          While the Registrant’s certificate of incorporation provides directors with protection from awards for monetary damages for breach of their duty of care, it does not eliminate such duty. Accordingly, the Registrant’s certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director’s breach of his or her duty of care.
          The Registrant’s certificate of incorporation provides that each person who was or is made a party to or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter, a “proceeding”), by reason of the fact that such person, or a person of whom such person is the legal representative, is or was a director or officer of the Registrant or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Registrant to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Registrant to provide broader indemnification rights than said law permitted the Registrant to provide prior to such amendment), against all expense, liability and loss reasonably incurred or suffered by such person in connection therewith. Such right to indemnification includes the right to have the Registrant pay the expenses incurred in defending any such proceeding in advance of its final disposition, subject to the provisions of the DGCL. Such rights are not exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Registrant’s certificate of incorporation or bylaws, agreement, vote of stockholders or disinterested directors or otherwise. No repeal or modification of such provision will in any way diminish or adversely affect the rights of any director, officer, employee or agent of the Registrant thereunder in respect of any occurrence or matter arising prior to any such repeal or modification.
          The Registrant’s certificate of incorporation also specifically authorizes the Registrant to maintain insurance and to grant similar indemnification rights to employees or agents of the Registrant. The directors and officers of the Registrant are covered by insurance policies indemnifying them against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities.
Additional Registrants
          Certain officers and other employees of the Registrant serve at the request of the Registrant as a director, manager, officer, employee or agent of the additional registrants, and thus may be entitled to indemnification under the provisions set forth above. In addition to potential indemnification by the Registrant, the directors, managers, officers, employees and agents of the additional registrants are also entitled to indemnification and exculpation for certain monetary damages to the extent provided in the applicable additional registrant’s organizational documents or pursuant to the laws which such additional registrant is incorporated or organized.
Item 21. Exhibits and Financial Schedules.
          (a) Exhibits.
          Reference is made to the Exhibit Index included herewith which is incorporated by reference.
          (b) Financial Statement Schedules.
          All other schedules for which provisions are made in the applicable accounting regulation of the Securities and Exchange Commission are not required or are inapplicable and therefore have been omitted, or the required information has been disclosed in the financial statements which form a part of this registration statement and prospectus.
Item 22. Undertakings.
The undersigned Registrant hereby undertakes:
(a)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)	To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)	To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on July 12, 2011.

CAMBIUM LEARNING GROUP, INC.

By:	/s/ Bradley C. Almond Bradley C. Almond
Senior Vice President and Chief Financial Officer
          Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 12, 2011.

Signature	Title

* Ronald Klausner	Director and Chief Executive Officer (Principal Executive Officer)

* David F. Cappellucci	Director and President

/s/ Bradley C. Almond Bradley C. Almond	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Barbara Benson Barbara Benson	Vice President and Controller (Principal Accounting Officer)

* Harold O. Levy	Director

Signature	Title

* Thomas Kalinske	Director

* Neil Weiner	Director

* Walter. G. Bumphus	Director

* Scott J. Troeller	Director

* Richard J. Surratt	Director

* Jeffrey T. Stevenson	Director

*By:	/s/ Todd W. Buchardt Todd W. Buchardt

Attorney-in-fact

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, each of the registrants have duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on July 12, 2011.

VSS-CAMBIUM HOLDINGS II CORP.

By:	/s/ Bradley C. Almond Bradley C. Almond
Senior Vice President and Chief Financial Officer

VSS-CAMBIUM HOLDINGS, LLC

BY: VSS-CAMBIUM HOLDINGS II CORP.
ITS: SOLE MEMBER

By:	/s/ Bradley C. Almond Bradley C. Almond
Senior Vice President and Chief Financial Officer

VSS-CAMBIUM HOLDINGS IV, LLC

BY: VSS-CAMBIUM HOLDINGS, LLC
ITS: SOLE MEMBER

BY: VSS-CAMBIUM HOLDINGS II CORP.
ITS: SOLE MEMBER

By:	/s/ Bradley C. Almond Bradley C. Almond
Senior Vice President and Chief Financial Officer
POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Ronald Klausner, Scott J. Troeller and Todd Buchardt, and each acting alone, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether preeffective or post-effective, and any other registration statement for the same offering filed under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 12, 2011.

Signature	Title

* Ronald Klausner	Director and Chief Executive Officer (Principal Executive Officer)

/s/ Bradley C. Almond Bradley C. Almond	Senior Vice President and Chief Financial Officer (Principal Financial Officer)

/s/ Barbara Benson Barbara Benson	Vice President and Controller

* Jeffrey T. Stevenson	Chairman, Director and Assistant Treasurer

* Scott J. Troeller	Director and Assistant Secretary

*By:	/s/ Todd W. Buchardt Todd W. Buchardt
Attorney-in-fact

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, each of the registrants have duly caused this amendment to registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in New York, New York on July 12, 2011.

CAMBIUM LEARNING, INC.
KURZWEIL/INTELLITOOLS, INC.
LAZEL, INC.
CAMBIUM EDUCATION, INC.

By:	/s/ Bradley C. Almond Bradley C. Almond
Senior Vice President, Chief Financial Officer and Treasurer
POWER OF ATTORNEY
     Each person whose signature appears below hereby constitutes and appoints Ronald Klausner, Scott J. Troeller and Todd Buchardt, and each acting alone, his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him/her and in his/her name, place and stead, in any and all capacities, to sign any or all amendments or supplements to this registration statement, whether preeffective or post-effective, and any other registration statement for the same offering filed under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing necessary or appropriate to be done with respect to this registration statement or any amendments or supplements hereto in the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on July 12, 2011.

Signature	Title

* Ronald Klausner	Chief Executive Officer (Principal Executive Officer)

/s/ Bradley C. Almond Bradley C. Almond	Senior Vice President, Chief Financial Officer and Treasurer (Principal Financial Officer)

/s/ Barbara Benson Barbara Benson	Vice President and Controller

* Jeffrey T. Stevenson	Assistant Treasurer and Director

* Scott J. Troeller	Assistant Secretary and Director

*By:	/s/ Todd W. Buchardt Todd W. Buchardt
Attorney-in-fact

EXHIBIT INDEX
     The following exhibits are included or incorporated by reference in this registration statement on Form S-4:

Exhibit
Number	Description of Exhibits
3.1(1)	Amended and Restated Certificate of Incorporation of Cambium Learning Group, Inc.

3.2(1)	By-laws of Cambium Learning Group, Inc.

3.3*	Amended and Restated Certificate of Incorporation of VSS-Cambium Holdings II Corp.

3.4*	Amended and Restated By-laws of VSS-Cambium Holdings II Corp.

3.5*	Certificate of Formation of VSS-Cambium Holdings, LLC

3.6*	Second Amended and Restated Limited Liability Company Agreement of VSS-Cambium Holdings, LLC

3.7*	Certificate of Formation of VSS-Cambium Holdings IV, LLC

3.8*	Limited Liability Company Agreement of VSS-Cambium Holdings IV, LLC

3.9*	Third Amended and Restated Certificate of Incorporation of Cambium Learning, Inc.

3.10*	Second Amended and Restated By-laws of Cambium Learning, Inc.

3.11*	Certificate of Incorporation of Kurzweil/Intellitools, Inc., as amended

3.12*	Second Amended and Restated By-laws of Kurzweil/Intellitools, Inc.

3.13*	Certificate of Incorporation of LAZEL, Inc.

3.14*	By-laws of LAZEL, Inc.

3.15*	Articles of Incorporation of Cambium Education, Inc. (formerly Sopris West Educational Services, Inc.), as amended

3.16*	Amended and Restated By-laws of Cambium Education, Inc. (formerly Sopris West Educational Services, Inc.)

4.1(2)	Indenture, dated as of February 17, 2011, by and among Cambium Learning Group, Inc., the guarantors named therein and Wells Fargo Bank, National Association, as Trustee

4.2(2)	Form of 9.75% Senior Secured Notes due 2017 (included as Exhibit A to Exhibit 4.1 above)

4.3(3)	Registration Rights Agreement, dated as of February 17, 2011, by and among Cambium Learning Group, Inc., the guarantors named therein, Barclays Capital Inc. and BMO Capital Markets Corp.

5.1*	Opinion of Lowenstein Sandler PC

5.2*	Opinion of General Counsel

E-1

Exhibit
Number	Description of Exhibits
10.1(4)	Amendment No. 1, dated September 20, 2010, to Agreement and Plan of Mergers, by and among Cambium Learning Group, Inc., Voyager Learning Company, Vowel Acquisition Corp., VSS-Cambium Holdings II Corp., Consonant Acquisition Corp. and Vowel Representative LLC

10.2(4)	Amendment No. 1, dated September 20, 2010, to Escrow Agreement by and among Wells Fargo Bank, National Association, the Company, Voyager Learning Company, Vowel Representative, LLC and Richard J. Surratt

10.3(5)	Office Lease Agreement Between Briagrove Place, L.L.C and Cambium Learning Inc. Dated July 9, 2010

12.1*	Computation of Ratio of Earnings to Fixed Charges

21.1(3)	Subsidiaries of Cambium Learning Group, Inc.

23.1*	Consent of Whitley Penn LLP, independent registered public accounting firm

23.2*	Consent of Grant Thornton LLP, independent registered public accounting firm

23.3*	Consent of Lowenstein Sandler PC (included in the opinion filed as Exhibit 5.1)

24	Powers of Attorney (included in the signature pages to this amendment to the registration statement for each additional registrant and previously filed for Cambium Learning Group, Inc.)

25*	Statement of Eligibility on Form T-1 of Wells Fargo Bank, National Association, as trustee under the Indenture for Cambium Learning Group, Inc.’s 9.75% Senior Secured Notes due 2017

99.1*	Form of Letter of Transmittal

99.2*	Form of Notice for Guaranteed Delivery

99.3*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees

99.4*	Form of Letter from Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees to their Clients

*	Previously filed

(1)	Incorporated by reference from our Registration Statement on Form S-4, No. 333-161075, filed with the SEC on August 6, 2009, as amended by Post-Effective Amendment No. 1 thereto, filed with the SEC on September 10, 2009 Post-Effective Amendment No. 2 thereto, filed with the SEC on September 30, 2009, Post-Effective Amendment No. 3 thereto, filed with the SEC on November 12, 2009 and Post-Effective Amendment No. 4 thereto, filed with the SEC on September 13, 2009.

(2)	Incorporated by reference from our Current Report on Form 8-K, filed with the SEC on February 18, 2011.

(3)	Incorporated by reference from our Annual Report on Form 10-K for the year ended December 31, 2010, filed with the SEC on March 10, 2011.

(4)	Incorporated by reference from our Current Report on Form 8-K, filed with the SEC on September 24, 2010.

(5)	Incorporated by reference from our Current Report on Form 8-K, filed with the SEC on July 15, 2010.

E-2